UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 8, 2008

Able Energy, Inc.
(Exact name of registrant specified in charter)

Delaware	001-15035	22-3520840
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

198 Green Pond Road, Rockaway, NJ 07866
(Address of principal executive offices)  (Zip Code)

(973) 625-1012
Registrant’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into A Material Definitive Agreement

On May 8, 2008, All American Plazas, Inc. (“Plazas”), a wholly owned subsidiary of Able Energy, Inc. (the “Company”), entered into a Fuel Supply Agreement with Atlantis Petroleum, LLC (“Atlantis”). Plazas was formed by the Company to operate the truck plaza businesses the Company had acquired in May 2007 from All American Properties, Inc. (“Properties”), which was formerly known as All American Plazas, Inc. Properties is the largest shareholder of the Company.

The Fuel Supply Agreement provides that for a term of three years Atlantis will be the sole and exclusive diesel fuel supplier to eight (8) of the truck stop plazas operated by Plazas located in Pennsylvania. The price per gallon of the diesel fuel supplied by Atlantis provides Plazas with a favorable wholesale rate. The price per gallon is based upon the delivery of a full transport truckload of product. All prices charged by Atlantis are subject to the provisions of applicable law. It is estimated that pursuant to the Fuel Supply Agreement Atlantis will supply at least 44,000,000 gallons of diesel fuel for the first year and increase as Plazas increases its market share.

Atlantis is headquartered outside of Philadelphia, Pennsylvania and is a rising player in the fuel industry. Atlantis is an active member of the Association of Convenience Stores and the Society of Independent Gasoline Marketers of America and is a distributor of petroleum products throughout the Mid-Atlantic and Northeast United States.
.
The obligations of Plaza under the Fuel Supply Agreement have been guaranteed by Properties which guaranty is limited to a thirty day period beginning thirty days prior to Atlantis’ written notice to Properties of Plazas’ breach of the Fuel Supply Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 13th day of May, 2008.

ABLE ENERGY, INC.

By:	/s/ Gregory D. Frost
Name:	Gregory D. Frost
Title:	Chief Executive Officer